Exhibit 99.1

To: Mike Queen Chairman & CEO

cc: Universal Capital Management Board of Directors

From: Bob Oberosler

Date 4/22/2010

Please accept this as my official resignation as President, and Chief Operating Officer of Universal Capital Management Inc., effective April 30, 2010. This decision comes with mixed emotions as I'm certain Universal has a great future and is well positioned with exciting portfolio companies and business opportunities. I am leaving to accept an incredible position with a larger company, working with people I have worked with in the past. I am excited to stay on as an independent board member of Universal Capital Management, and being part of the future success.

Sincerely

/s/Bob Oberosler

Bob Oberosler